Exhibit 99.77c

For period ending 12/31/03
                  --------

File Number 811-8387
            --------

ITEM 102(B) SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      The 2003 Annual Meeting of Shareholders of Waterside Capital Corporation was held on October 21, 2003 to consider two matters of business. The matters before the shareholders and the voting results are as follows:

1.    Election of Directors

                                    FOR           %     WITHHOLD    %
                                    ---           -     --------    -
James E. Andrews                1,328,525       100.0        0     0.0
J.W. Whiting Chisman, Jr.       1,326,405        99.8    2,120     0.2
Eric L. Fox                     1,328,525       100.0        0     0.0
Martin S. Friedberg             1,328,525       100.0        0     0.0
Roger L. Frost                  1,328,525       100.0        0     0.0
Ernest F. Hardee                1,328,525       100.0        0     0.0
Henry U. Harris, III            1,328,525       100.0        0     0.0
J. Alan Lindauer                1,323,172        99.6    5,353     0.4
Robert L. Low                   1,328,498       100.0       27     0.0
Peter M. Meredith, Jr.          1,326,405        99.8    2,120     0.2
Charles H. Merriman, III        1,328,525       100.0        0     0.0
Augustus C. Miller              1,328,498       100.0       27     0.0
Juan M. Montero, II             1,326,405        99.8    2,120     0.2
R. Scott Morgan, Sr.            1,328,525       100.0        0     0.0
Richard G. Ornstein             1,328,525       100.0        0     0.0
Jordan E. Sloan                 1,328,525       100.0        0     0.0

2. Ratification of the appointment of Witt Mares Eggleston Smith, PLC as independent auditors for 2004.

         FOR            %         AGAINST         %        ABSTAIN         %
         ---            -         -------         -        -------         -
      1,326,105       99.8         2,240         0.2          0           0.0